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[QLT LOGO]   QLT INC.   887 Great Northern Way               t 604.707.7000
                        Vancouver, BC Canada V5T 4T5         f 604.707.7001
                                                             www.qltinc.com



n e w s    r e l e a s e

         ACZONE(TM) GEL IS APPROVED FOR THE TREATMENT OF ACNE BY THE FDA

                 Conference call to discuss ACZONE(TM) strategy

FOR IMMEDIATE RELEASE                                               JULY 7, 2005
VANCOUVER, BC--QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that it has received final approval from the U.S. Food and Drug Administration (FDA) to market ACZONE(TM) (dapsone) Gel, 5% for the topical treatment of acne vulgaris.

Patients will need to be screened to detect if they are predisposed to one type of anemia (hemolytic anemia) because of a specific enzyme deficiency, G6PD (Glucose 6-phosphate dehydrogenase) deficiency. Patients who have this enzyme deficiency will need to be monitored with regular blood counts. In the ACZONE clinical trial program, 1.4% of about 3500 patients had this disorder which is consistent with the incidence in the general North American population. Certain populations, mainly males of African American descent, have a higher reported incidence of approximately 10-14%. QLT will undertake a post-approval Phase IV study in 50 acne patients who have G6PD deficiency and follow them for 6 months, after which QLT expects to submit an application to the FDA to re-evaluate the ACZONE label.

"We are very pleased with the FDA's decision and confident in ACZONE's potential as a new class of treatment for acne patients," said Paul Hastings, President and Chief Executive Officer of QLT Inc. "ACZONE represents an important clinical advance in dermatology, has demonstrated safety and efficacy in over 4000 patients, and is an important first step for QLT to market our own products and establish our own commercial organization."

ACZONE Gel 5% is the only acne treatment to harness the potential of dapsone in a topical formulation to provide patients with a convenient and effective therapy.

QLT owns worldwide marketing rights to ACZONE, which was developed by QLT USA, Inc., a wholly owned subsidiary of QLT.

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ABOUT ACZONE

ACZONE is an aqueous topical gel containing 5% dapsone. Combining dapsone in a Solvent Microparticulate (SMP) gel enables dapsone to be applied topically and safely. In two randomized double-blind, vehicle controlled clinical studies in 3000 acne patients, ACZONE Gel achieved statistically significant percent reduction in the number of acne lesions and better success rate on the Global Acne Assessment Score. The most common adverse events reported from controlled clinical trials include oiliness/peeling, dryness, and erythema. There were no significant differences in the adverse event rates between ACZONE Gel and vehicle control treated patients.

QLT Inc. is a global biopharmaceutical company specializing in developing treatments for cancer, eye diseases and dermatological and urological conditions. We have combined our expertise in the discovery, development, commercialization and manufacture of innovative drug therapies with our unique technology platforms to create highly successful products such as Visudyne(R) and Eligard(R). For more information, visit the company web site at www.qltinc.com.

CONFERENCE CALL INFORMATION

QLT Inc. will hold an investor conference call to provide a strategic update for ACZONE on Friday, July 8 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-525-6384 (North America) or 780-409-1668 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-678-0453 (North America) or 402-220-1458 (International), access code 7700175.


                                      -30-

QLT Inc.:
Vancouver, Canada
Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001

ACZONE is a trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG
Eligard is a registered trademark of Sanofi-aventis

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol "QLTI" and on The Toronto Stock Exchange under the trading symbol "QLT."

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Certain statements in this press release constitute "forward-looking statements"
of QLT within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the statements with respect to: ACZONE's potential as a new class of treatment for acne patients, the ability of QLT to complete a post approval phase IV study in acne patients who have G6PD deficiency and whether the outcome of that study will result in any change to the approved label for ACZONE, and QLT's ability to establish its own commercial organization and to market ACZONE with that commercial organization; and those statements using words such as "will," "potential," "expected," "anticipates" and "pending." Forward-looking statements are predictions only and actual events or results may differ materially from those reflected in the forward-looking statement. Factors that could cause actual events or results to differ materially include, but are not limited to: the risk that QLT's assessment of ACZONE's market potential might be incorrect, QLT may not be able to enroll sufficient patients in the Phase IV study or complete that study, the results of further clinical trials of ACZONE are unpredictable as is the outcome of any future requests to the FDA to modify the labeling for ACZONE, or that QLT will not effectively develop a commercial marketing or sales organization for ACZONE or other products and other material risk factors which are described in detail in QLT's Annual Information Form on Form 10-K, quarterly reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the Company's current expectations and QLT does not assume any obligation to update such information to reflect later events or developments, except as may be required by law.

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